Elkhorn ETF Trust
(a Massachusetts Business Trust)

Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest
(Effective as of October 23, 2015)

Whereas, the initial Trustee of the Trust, acting pursuant to Section 4.9 of the Amended and Restated Declaration of Trust dated April 7, 2015 (the “Declaration”), designated the Shares of the Trust into one series of shares of beneficial interests in the Trust (a “Series”) as of that same date as set forth on Schedule A to the Declaration: Elkhorn S&P 500 Capital Expenditures Portfolio;

Whereas, pursuant to Section 4.9 of the Declaration, the Trustees, by vote of at least a majority of the Trustees of the Trust on October 23, 2015, designated three additional Series to be named the Elkhorn FTSE RAFI U.S. Equity Income ETF,  Elkhorn FTSE RAFI Developed ex-U.S. Equity Income ETF and Elkhorn FTSE RAFI Emerging Equity Income ETF, and authorized the amendment and restatement of  the Establishment and Designation of Series of Shares of Beneficial Interest in order to incorporate the new Series;

Now Therefore, the Establishment and Designation of Series of Shares of Beneficial Interest is amended and restated in its entirety as follows:

The following Series of the Trust are established and designated with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.Elkhorn FTSE RAFI U.S. Equity Income ETF

2.Elkhorn FTSE RAFI Developed ex-U.S. Equity Income ETF

3.Elkhorn FTSE RAFI Emerging Equity Income ETF

4.Elkhorn S&P 500 Capital Expenditures Portfolio

1.Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.The number of authorized Shares of each Series is unlimited.

3.Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”).  Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4.With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5.The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6.The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7.Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

In Witness Whereof, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 23rd day of October, 2015.

Elkhorn ETF Trust

/s/ Phil Ziesemer Phil Ziesemer, Secretary

State of Illinois          )
) SS.
County of Cook           )

Then personally appeared the above-named person who is known to me to be the Secretary of the Trust whose name and signature are affixed to the foregoing Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest and who acknowledged the same to be his free act and deed, before me this 23rd day of October, 2015.

(Seal)

/s/ Virginia L. Worley Notary Public My Commission Expires: October 9, 2017